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                                                                    Exhibit 99.1

     Reno Nevada (February 4, 2000) - Nevada Power Co., a wholly-owned subsidiary of Sierra Pacific Resources (SRP:NYSE), announced that the Public Utilities Commission of Nevada (PUCN), in a decision today, rejected the utility's updated September 30, 1999 deferred energy filing and ruled it should continue with its July 15, 1999 filing.

     The company is analyzing the financial impact of today's PUCN action. According to the company, the decision to disallow costs previously incurred to provide service to customers, would lead to a pre-tax charge of $20-60 million against 1999 earnings. In addition, today's decision could lead to a reduction in future revenues of approximately $30 million annually.

     According to Nevada Power Company's CEO, Malyn K. Malquist, the company is exploring all legal remedies to recover costs it incurs to serve its customers.